As filed with the Securities and Exchange Commission on May 31, 2018
Registration No.  033-65049
Registration No. 333-103985
Registration No. 333-183145
Registration No. 333-219652

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 033-65049
FORM S-8 REGISTRATION STATEMENT NO. 333-103985
FORM S-8 REGISTRATION STATEMENT NO. 333-183145
FORM S-8 REGISTRATION STATEMENT NO. 333-219652
UNDER
THE SECURITIES ACT OF 1933

HARDINGE INC.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or other Jurisdiction of Incorporation)	16-0470200 (IRS Employer Identification No.)
One Hardinge Drive
Elmira, New York 14903-1507
(Address of Principal Executive Offices)

HARDINGE INC. RETIREMENT PLAN (FORMERLY THE HARDINGE INC. SAVINGS PLAN)
HARDINGE INC. 2002 INCENTIVE STOCK PLAN
HARDINGE INC. 2011 INCENTIVE STOCK PLAN
HARDINGE INC. AMENDED AND RESTATED 2011 INCENTIVE STOCK PLAN
(Full Title of Plans)

Charles P. Dougherty
President and Chief Executive Officer
Hardinge Inc.
One Hardinge Drive
Elmira, New York 14903-1507
(607) 734-2281
(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following Registration Statements filed by Hardinge Inc., a New York corporation (“Hardinge”), on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 033-65049, originally filed with the Securities and Exchange Commission (the “SEC”) on December 15, 1995, which registered the offer and sale of 300,000 shares of common stock, par value $0.01 per share, of Hardinge (common stock of Hardinge at such par value, the “Shares”) and the associated plan interests issuable pursuant to the Hardinge Inc. Retirement Plan (formerly the Hardinge Inc. Savings Plan);

•
Registration Statement No. 333-103985, originally filed with the SEC on March 24, 2003, which registered the offer and sale of 450,000 Shares issuable pursuant to the Hardinge Inc. 2002 Incentive Stock Plan;

•
Registration Statement No. 333-183145, originally filed with the SEC on August 8, 2012, which registered the offer and sale of 750,000 Shares issuable pursuant to the Hardinge Inc. 2011 Incentive Stock Plan; and

•
Registration Statement No. 333-219652, originally filed with the SEC on August 3, 2017, which registered the offer and sale of 750,000 Shares issuable pursuant to the Hardinge Inc. Amended and Restated 2011 Incentive Stock Plan.

Hardinge is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable pursuant to, and to terminate the effectiveness of, the above-referenced Registration Statements, along with any associated plan interests.
On May 25, 2018, pursuant to the Agreement and Plan of Merger, dated as of February 12, 2018 (the “Merger Agreement”), by and between Hardinge, Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), and Hardinge Merger Sub, Inc., a New York corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Hardinge, with Hardinge continuing as the surviving corporation and as a wholly owned subsidiary of Parent.
As a result of the consummation of the transactions contemplated by the Merger Agreement, Hardinge has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by Hardinge in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities and plan interests that had been registered for issuance that remain unsold at the termination of the offering, Hardinge hereby removes and withdraws from registration all such securities and plan interests of Hardinge registered under the Registration Statements that remain unsold as of the date this Post-Effective Amendment.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmira, State of New York, on May 31, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

HARDINGE INC.

By:     /s/ Charles P. Dougherty
Name: Charles P. Dougherty
Title: President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 31 day of May, 2018.

Signature	Title
/s/ Charles P. Dougherty	Director, President and Chief Executive Officer
Charles P. Dougherty	(Principal Executive Officer)

/s/ Douglas J. Malone	Senior Vice President and Chief Financial Officer
Douglas J. Malone	(Principal Financial Officer)

/s/Ryan J. Levenson	Director
Ryan J. Levenson

/s/Benjamin L. Rosenzweig	Director
Benjamin L. Rosenzweig

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Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in in the City of Elmira, State of New York, on May 31, 2018.

Hardinge Inc. Retirement Plan (formerly the Hardinge Inc. Savings Plan)

By: /s/ Douglas J. Malone
Name: Douglas J. Malone
Title: Senior Vice President and Chief Financial Officer

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